Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Matador Resources Company:
We consent to the incorporation by reference in the registration statements (File No. 333-187808 and 333-196178) on Form S-3, and (File No. 333-180641 and 333-204868) on Form S-8 of Matador Resources Company of our report dated March 1, 2017, except as to Note 19, which is as of March 9, 2017, with respect to the consolidated balance sheets of Matador Resources Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the Current Report on Form 8-K of Matador Resources Company filed March 9, 2017.
/s/ KPMG LLP
Dallas, Texas
March 9, 2017